Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES ELECTS RICHARD DAVIS

TO BOARD OF DIRECTORS

South Hackensack, NJ, January 27, 2004 – AEP Industries Inc. (Nasdaq: AEPI, the “Company”) today announced that Richard E. Davis has joined its board of directors.

Since 1988, Mr. Davis has served as Chief Financial Officer of Glatt Air Techniques, Inc., a leading supplier of solids processing technology to pharmaceutical research and development and manufacturing organizations. Glatt Air Techniques is a member of the international Glatt Group of Companies.

Mr. Davis has been appointed to fill a vacancy created by the resignation of Lawrence R. Noll from the Company’s board of directors.  Mr. Noll will remain with the Company and continue to serve in his current capacity as Vice President and Controller.

While the board remains at its current size of ten members, the appointment of Davis increases the total number of independent directors to eight.  The only members of management who currently serve on the board of directors are J. Brendan Barba, Chairman, President and Chief Executive Officer and Paul M. Feeney, Executive Vice President, Finance and Chief Financial Officer.

“AEP is committed to employing best practices and continuing to advance its corporate governance standards.  By decreasing the representation of the senior management team and increasing the percentage of independent directors on our board, we further enhance our corporate governance practices,” commented Brendan Barba, Chairman and Chief Executive Officer of AEP Industries.  “We are pleased to welcome Dick as a new board member.  Dick is a seasoned executive and financial expert who will provide valuable guidance in AEP’s continued strategic development and financial oversight.”

Mr. Davis will serve the remainder of Mr. Noll’s board term, which is set to expire at the Company’s next annual shareholder meeting scheduled for April 13, 2004.

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AEP INDUSTRIES ELECTS RICHARD DAVIS

TO BOARD OF DIRECTORS

Mr. Davis will be a nominee for reelection at that meeting.  Mr. Davis has also been appointed a member of the audit committee of the board.

Mr. Davis is a CPA and holds an MBA from the Professional School of Accounting, Rutgers Graduate School of Business.  Prior to assuming his present position with Glatt Air Techniques, Mr. Davis was CFO and held senior financial management positions at various public companies.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets.  The Company has operations in ten countries throughout North America, Europe and Australasia.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

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